MEMORANDUM

To:                  Directors and Executive Officers of First Charter Corporation

 From:              Stephen J. Antal

 Date:               May 15, 2008

 Re:                  Important Notice of Special Trading Restrictions During 401(k) Blackout Period

            The First Charter Corporation Retirement Savings Plan (the "Plan") will be closed for participant transactions during an upcoming blackout period.  During this blackout period, participants will be unable to take loans or distributions from the Plan (including final distributions at termination of employment) or make any investment changes.  The blackout period is expected to begin on May 30, 2008 and end during the week of June 30, 2008.

            The blackout period is being implemented in connection with the anticipated merger of the Corporation with and into Fifth Third Financial Corporation, a wholly owned subsidiary of Fifth Third Bancorp.  The merger is currently anticipated to close on June 6, 2008.  Pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Regulation BTR, during the blackout period, your ability to trade in securities of the Corporation will be significantly restricted.  During such period, you may not purchase, sell, or otherwise transfer any equity security of the Corporation if such equity security was acquired in connection with your service or employment as a director or officer of the Corporation.  The blackout period applies to transactions in First Charter Corporation's equity securities and will not affect the Fifth Third Bancorp securities that directors and executive officers may receive in connection with the merger.

          If you have any questions regarding the blackout period, please contact Stephen J. Antal at First Charter Corporation, 10200 David Taylor Drive, Charlotte, North Carolina, 28262-2373 at (704) 688-4429.